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Exhibit 21.1

UTSTARCOM SUBSIDIARIES

Name	Place of Incorporation or Organization
UTStarcom International Products, Inc.	U.S.A
UTStarcom International Services, Inc.	U.S.A
Issanni Commnications, Inc.	U.S.A
UTStarcom (China), Co., Ltd.	China
UTStarcom Telecom Co., Ltd.	China
UTStarcom (Chongqing) Telecom Co., Ltd.	China
Baide Wei Information Technology (Shanghai) Co., Ltd.	China
UTStarcom Hong Kong Ltd.	Hong Kong SAR
UTStarcom Japan KK	Japan
UTStarcom, S.A. de C.V.	Mexico
UTStarcom GmbH	Germany
UTStarcom Ireland Limited	Ireland
UTStarcom Singapore PTE.LTD	Singapore
UTStarcom Taiwan Ltd.	Taiwan
UTStarcom Network Solutions—Redes de Nova Geração Ltda.	Brazil
UTStarcom Australia Pty Ltd.	Australia
UTStarcom France SARL	France
UTStarcom Korea Limited.	Korea
UTStarcom Chile Soluciones De Redes Limitada	Chile
UTStarcom Argentina S.R.L.	Argentina
UTStarcom India Telecom Pvt.	India
UTStarcom UK Limited	UK
UTStarcom (Thailand) Limited	Thailand
UTStarcom Italy S.R.L	Italy
MyTV Corporation	Cayman Island
UTStarcom (Philippines), Inc.	Philippines

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  Exhibit 21.1
UTSTARCOM SUBSIDIARIES